UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: August 8, 2011

GEOPULSE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-137519	98-0560923
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 Americas Parkway NE, Suite 200 Albuquerque, NM 87110
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (505) 563-5787

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

Lease Agreement.  On August 8, 2011, the School and Institutional Trust Lands Administration of the State of Utah granted Geopulse Exploration, Inc., (the “Registrant”) a potash lease on a 234 acre parcel of land located in San Juan County, Utah.  The lease was granted to the Registrant through a competitive bidding process in which sealed bids were submitted.  The lease agreement is for a 10-year term with minimum annual rentals of $4.00 per acre for the first five years.  Commencing with the 6th year, the minimum annual rental rate increases by $1.00 per acre per year.  The lease also provides for an initial royalty rate of 5% of the gross value of potash produced during its term.  The acquisition price paid by the Registrant was $2,380, which will be applied to the minimum annual rent for the first year of the lease.

As of August 8, 2011, the Registrant possessed the potash mineral lease rights to the parcel described above, by virtue of the approval of the Registrant’s lease applications.  The Registrant anticipates receiving copies of the formal lease agreement for the property within the next few weeks.

Financing Agreement.    On August 11, 2011, the Registrant entered into a Financing Agreement with Haycliffe, Inc., of Zurich, Switzerland.  The Financing Agreement is for a term of 90 days.  Under its terms, Haycliffe has agreed to use its best efforts to seek to arrange a financing for the Registrant for a maximum amount of US$25 million and will be entitled to a fee equal to 5% of the gross amount of the financing.   The Financing Agreement provides the Registrant with a right of first refusal regarding the source of the financing which gives it the right to accept or reject any proposed financing based on its source or its terms.

A copy of the Financing Agreement is attached to this Form 8-K as Exhibit 10.7, and is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a)

The following exhibits are filed as part of this Current Report on Form 8-K:

10.6

Financing Agreement dated August 11, 2011, by and between the Registrant and Haycliffe, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOPULSE EXPLORATION, INC.

By: /s/ Massimiliano Farneti

Massimiliano Farneti, President

Date: August 19, 2011